UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 27, 2021

EngageSmart, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40835	83-2785225
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

30 Braintree Hill Office Park, Suite 101

Braintree, Massachusetts 02184

(Address of Principal Executive Offices) (Zip Code)

(781) 848-3733

(Registrant’s telephone number, including area code):

EngageSmart, LLC

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	ESMT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company   ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On September 27, 2021, EngageSmart, Inc. (the “Borrower”), as borrower, entered into a Revolving Credit Agreement (the “Credit Agreement”) with the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”) and the other parties party thereto.

The Credit Agreement is comprised of a $75.0 million revolving credit facility, $7.5 million of which may be comprised of a letter of credit facility. The Credit Agreement will mature on September 27, 2026. Proceeds of the borrowings under the Credit Agreement will be used for general corporate purposes.

Obligations under the Credit Agreement are guaranteed by the direct and indirect wholly-owned material domestic subsidiaries of the Borrower, subject to certain exceptions. The obligations are secured by a security interest in substantially all of the assets of the Borrower and its direct and indirect wholly-owned material domestic subsidiaries, subject to certain exceptions.

Borrowings under the Credit Agreement will bear interest at a rate equal to, at the Borrower’s option, either (a) a LIBOR rate determined by reference to the cost of funds for Eurodollar deposits for the interest period relevant to such borrowing, adjusted for certain additional costs or (b) a base rate determined by reference to the highest of (i) federal funds rate plus 0.50%, (ii) the prime rate quoted by the Wall Street Journal and (iii) the one month adjusted LIBOR plus 1.00%, in each case plus an applicable margin. In addition, the Credit Agreement requires the Borrower to pay a commitment fee in respect of unused revolving credit facility commitments of 0.25% per annum in respect of the unused commitments under the Credit Agreement.

The Credit Agreement contains certain customary events of default, including in the event of a change of control, and certain covenants and restrictions that limit the Borrower’s and its subsidiaries’ ability to, among other things, incur additional debt; create liens on certain assets; pay dividends on or make distributions in respect of their capital stock or make other restricted payments; consolidate, merge, sell, or otherwise dispose of all or substantially all of their assets; and enter into certain transactions with their affiliates.

The Borrower is also subject to certain financial maintenance covenants under the Credit Agreement, which require the Borrower and its subsidiaries to not exceed certain specified total net leverage ratios at the end of each fiscal quarter.

If the Borrower fails to perform its obligations under these and other covenants, or should any event of default occur, the revolving credit facility commitments under the Credit Agreement may be terminated and any outstanding borrowings, together with accrued interest, under the Credit Agreement could be declared immediately due and payable.

The foregoing description of the Credit Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits

Exhibit No.	Description

10.1	Revolving Credit Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENGAGESMART, INC.

Date: October 1, 2021	By:	/s/ Cassandra Hudson
	Name:	Cassandra Hudson
	Title:	Chief Financial Officer